QWEST COMMUNICATIONS REPORTS STRONG THIRD QUARTER 2000 FINANCIAL RESULTS
               WHILE SUCCESSFULLY INTEGRATING $77 BILLION COMPANY

             REVENUE, EBITDA AND EPS EXCEEDED ANALYST EXPECTATIONS;
       QWEST ON TRACK TO ACHIEVE REVENUE, EBITDA AND EPS TARGETS FOR 2000;
                REVENUE GROWTH DRIVEN BY INTERNET, DATA SERVICES

Third quarter highlights compared to previous year:

    o Total revenue grew on a normalized pro forma basis 12.4 percent to $4.77 billion, on track to meet or exceed 2000 revenue targets
    o Commercial services revenue grew by 24.3 percent, driven primarily by Internet and data services
    o Internet and data revenue grew more than 50 percent and now makes up nearly 23 percent of total revenue
    o Internet and data revenue growth represents two-thirds of Qwest total revenue growth
    o EBITDA grew by 14.3 percent, reflecting strong revenue growth and continued cost efficiencies, driving margins from 38.5 percent to 39.1 percent
    o Earnings Per Share (EPS) increased to 14 cents per share versus 12 cents a share a year ago, representing a 16.7 percent increase
    o The company eliminated 4,500 jobs in September, three months ahead of schedule
    o    Five new CyberCentersSM opened this quarter
    o Delayed installations, total provisioning commitments, repair commitments and out-of-service results at the best levels in the last several years

DENVER, OCTOBER 24, 2000 - Qwest Communications International Inc. (NYSE: Q), the broadband Internet communications company, today announced strong third quarter results produced while successfully integrating operations to create a $75 billion large cap growth company. Qwest completed its acquisition of U S WEST on June 30.

Results exceeded the consensus of analysts' expectations for revenues, earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings per share for the quarter. This is the fourteenth consecutive quarter that the company has met or exceeded analyst expectations.

"Our results for the quarter reflect Qwest's continued execution and ability to exploit revenue opportunities in key sectors of our industry," said Joseph P. Nacchio, Qwest's chairman and CEO. "I'm proud of the Qwest team for producing these results while in the middle of a complex merger."

Total revenue of $4.77 billion was a 12.4 percent increase versus pro-forma normalized 1999 third quarter revenue of $4.24 billion. Total revenue was driven by Internet and data services growth of more than 50 percent, which comprised more than two-thirds of the total revenue increase for the quarter. Commercial revenues grew in excess of 24 percent driven by strength in Internet and data services, which now represent nearly 23 percent of the company's total revenue. Consumer and small business revenues grew 6.5 percent during the same period, reflecting the company's success in bundling products and selling wireless and DSL services. These sales were partially offset by the ongoing pivot away from lower margin out-of-region switched long distance services.

Third quarter EBITDA of $1.86 billion represents annual growth of 14.3 percent as revenue growth continues to outpace expense increases, resulting in margin improvement from 38.5 percent in the third quarter of 1999 to 39.1 percent this quarter.

Qwest remains on track to achieve its 2000 revenue target of $18.8 to $19.1 billion and $7.4 billion of EBITDA.

"We are very pleased with these strong financial results for the quarter. Internet and data services continued to drive revenue growth," said Robert S. Woodruff, Qwest executive vice president and CFO. "We are well positioned to attain our long term revenue, EBITDA and EPS targets."

Excluding non-recurring items, the company's third quarter net earnings grew by
18.5 percent to $231 million. EPS was $0.14 per diluted share, an increase of
16.7 percent from third quarter of 1999. Included in the non-recurring items are merger-related and other one-time pre-tax charges totaling $1.03 billion and other non-operating income of $272 million from net realized gains on investments and asset sales. Including the non-recurring items, the company reported a loss of $0.15 per share for third quarter 2000.

Synergy teams continued to eliminate duplication in the organization and centralize work functions to improve operations and the delivery of services to customers. Approximately 4,500 non-customer facing jobs were eliminated by the end of the third quarter.

COMMERCIAL, SMALL BUSINESS AND CONSUMER MARKETS
Qwest continued to aggressively drive initiatives designed to promote growth in its Internet and data businesses, including integrating Qwest and U S WEST operations into Qwest Global Business and focusing all of the IP networking functions into a single team within Qwest Internet Solutions to drive faster product and service responses to customer requirements.

Qwest continued to penetrate national and global accounts with its portfolio of broadband Internet applications and services and recorded more than $450 million of new contracted revenue during the quarter. More than 40 percent of the contracts awarded during the third quarter were from large, multinational and U.S.-based companies including, a $27 million, three-year agreement with Cox Enterprises, Inc., one of the nation's leading media and automotive re-marketing companies. The agreement is an extension of an existing two-year relationship between the two companies and calls for Qwest to deliver a wide variety of Internet, data and communications services.

Qwest Cyber.Solutions (QCS) was awarded a multi-year, multimillion dollar contract from Mitsubishi Silicon America (MSA) to provide Application Service Provider (ASP) solutions that improve Mitsubishi's enterprise resource planning activities, particularly in the areas of business data warehousing and production planning. QCS also announced an $18 million, five-year ASP contract with Redback Networks Inc. for enterprise resource planning, customer relationship management and manufacturing operations.

In the third quarter, Qwest Wireless added 38,000 customers and is on track to meet its year-end target of 800,000 subscribers. Qwest also expanded the penetration of bundled services, reaching two million residential customers for the multi-feature Custom Choice package. Additionally, among the top 10 percent of residential customers, average monthly revenue per customer has increased from $68 in April 1998 to $105 at the end of September 2000.

INTERNET AND DATA SERVICES
Qwest announced in the quarter the opening of five new CyberCenters in Atlanta; Columbus, Ohio; Denver; Miami; and Tampa, Fla. With the addition of these key Web-hosting facilities, Qwest now operates a total of 14 CyberCenters nationwide. The company plans to open an additional 10 centers by the end of 2001 for a total of 24 CyberCenters.

Strong market demand for Internet and data networks fueled growth in excess of 50% for Qwest's dedicated Internet access, hosting, DSL, virtual private network, frame relay, ATM and Internet professional services.

Qwest continued to expand its presence in local markets by offering end-to-end high-speed broadband services, including DSL Internet access, to businesses in California and Texas. New Qwest Local Broadband services are now available in Sacramento, San Francisco, San Jose, Los Angeles, Orange County and San Diego in California, and four Texas markets beginning tomorrow. Qwest plans to expand its local broadband services to 11 markets by year-end. Qwest is building local fiber rings in 25 major metropolitan markets outside the 14 states where it provides local service. Customers will have direct, high-speed connections, from 256k to OC-192, to Qwest's global broadband Internet network.

Qwest delivered early on its commitment to offer DSL high-speed Internet service in 72 markets in 14 western states by the end of 2000 by reaching that number in the third quarter. Qwest added an additional 38,000 subscribers during the quarter and now has 213,000 DSL subscribers - an increase of more than 166 percent over the same period in 1999 - and is on track for its target of 250,000 subscribers by year-end 2000.

Qwest Digital Media (QDM), a subsidiary that provides end-to-end digital multimedia services via broadband distribution, was launched in September. CEO David Woodrow, former executive vice president at Cox Communications Inc., is pioneering the storage, management and delivery of digital content, particularly the convergence of traditional and digital media. QDM is the only company offering media providers a complete portfolio of managed content services, including Webcasting and video on demand.

SERVICE AND COMPETITION
During the quarter, Qwest implemented several new initiatives to promote competition, improve customer service and streamline the company to focus on the successful delivery of key products and services, particularly in the 14 states where Qwest provides local telephone service. Early service improvement results include:

    o September levels of delayed installations were the second lowest in the last seven years and 67 percent below what they were a year ago;
    o Total provisioning commitments were met 97.6 percent of the time, which is the best result in five years;
    o Year-to-date repair commitments are the best they have been in five years;
    o Out-of-service results are at an all-time best performance level, putting Qwest at or near the top in the industry for residential results.

To quickly open local markets, comply with the Telecommunications Act of 1996 and achieve long distance reentry, Qwest launched initiatives for CLECs (Competitive Local Exchange Carriers) that will speed the deployment of services and increase the efficiency of their networks. The initiatives include:
CLEC-to-CLEC connections for mutually exchanging local traffic; allowing collocation of high-speed packet data switches in Qwest central offices; offering CLECs the option of pre-ordering unbundled dedicated interoffice transport; offering a single point of interconnection per Local Access Transport Area (LATA); offering CLECs a 90 day collocation interval and the ability to reserve collocation space.

INTERNATIONAL
Ross B. Lau was named in the quarter to be Qwest president of international business. Lau, based in Hong Kong, is leading Qwest's global expansion efforts into new markets, including Japan and the Pacific Rim countries. Lau was with Nortel Networks Limited, where he was president and chief operating officer for service provider solutions in Asia.

Qwest announced in the quarter that its European joint venture, KPNQwest, opened its first Mega-CyberCenters(TM) to provide European firms with access to state-of-the-art hosting and co-location services with superior bandwidth speeds. The new 108,000 square-foot Munich facility is directly connected to KPNQwest's 12,500 mile EuroRings(TM) macro-capacity fiber-optic network. It is the largest facility of its type in Germany and was built on time and on budget.

ABOUT QWEST
Qwest Communications International Inc. (NYSE: Q) is a leader in reliable, scalable and secure broadband Internet-based data, voice and image communications for businesses and consumers. The Qwest Macro Capacity(R) Fiber Network, designed with the newest optical networking equipment for speed and efficiency, spans more than 104,000 miles globally. For more information, please visit the Qwest web site at www.qwest.com.

                                      # # #

This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest and U S WEST, Inc. with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, failure to maintain rights of way, financial risk management and future growth subject to risks, adverse changes in the regulatory or legislative environment, and failure to achieve the synergies and financial results expected from the acquisition of U S WEST. This release may also include analysts' estimates and other information prepared by third parties. Qwest assumes no responsibility for any information prepared by third parties. Qwest undertakes no obligation to update the information contained on its website or in this release, to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:   Tyler Gronbach
            Qwest Media Relations
            (303) 992-2155
            tyler.gronbach@qwest.com

            Matt Barkett
            Qwest Media Relations
            (303) 992-2085
            matt.barkett@qwest.com

            Lee Wolfe
            Qwest Investor Relations
            (800) 567-7296
            ir@qwest.com

                                                           Attachment A

                                              QWEST COMMUNICATIONS INTERNATIONAL INC.

                                        CONSOLIDATED PRO FORMA STATEMENTS OF INCOME (1)(2)
                                                            (UNAUDITED)

                                                      Quarter Ended                           Nine Months Ended
                                                      September 30,                             September 30,
In millions, except                           --------------------------          %        ------------------------          %
 per share amounts                                2000          1999            Change        2000           1999         Change
----------------------------------------      ------------   -----------    -------------  ----------      ---------      --------
OPERATING REVENUES
 Commercial services                          $     2,421    $     1,948         24.3      $    6,881      $   5,254        31.0
 Consumer and small business services               1,694          1,591          6.5           5,009          4,665         7.4
 Directory services                                   351            336          4.5           1,029            981         4.9
 Switched access services                             299            365       (18.1)           1,017          1,127        (9.8)
                                              -----------    -----------                   ----------      ---------
Total operating revenues                            4,765          4,240         12.4          13,936         12,027        15.9

OPERATING EXPENSES
 Cost of sales                                      1,703          1,554          9.6           4,974          4,271        16.5
 Selling, general and administrative                1,198          1,055         13.6           3,580          3,133        14.3
                                              -----------    -----------                   ----------      ---------
EBITDA                                              1,864          1,631         14.3           5,382          4,623        16.4

Depreciation                                          727            632         15.0           2,002          1,881         6.4
Goodwill and other intangible amortization            317            317            -             951            951           -
                                              -----------    -----------                   ----------      ---------
Operating income                                      820            682         20.2           2,429          1,791        35.6

OTHER EXPENSE
 Interest expense                                     314            246         27.6             807            633        27.5
 Other expense (income)-net                             5            (16)      (131.3)             24              8       200.0
                                              -----------    -----------                   ----------      ---------
Total other expense-net                               319            230         38.7             831            641        29.6
                                              -----------    -----------                   ----------      ---------
Income before income taxes                            501            452         10.8           1,598          1,150        39.0

Income tax provision                                  270            257          5.1             873            690        26.5
                                              -----------    -----------                   ----------      ---------
NET INCOME                                    $       231    $       195         18.5      $      725      $     460        57.6
                                              ===========    ===========                   ==========      =========

Basic earnings per share                      $      0.14    $      0.12         16.7      $     0.44      $    0.29        51.7
                                              ===========    ===========                   ==========      =========

Basic average shares outstanding                    1,662          1,619          2.7           1,644          1,593         3.2
                                              ===========    ===========                   ==========      =========

Diluted earnings per share                    $      0.14    $      0.12         16.7      $     0.43      $    0.28        53.6
                                              ===========    ===========                   ==========      =========

Diluted average shares outstanding                  1,695          1,658          2.2           1,686          1,637         3.0
                                              ===========    ===========                   ==========      =========

Diluted cash earnings per share               $      0.30    $      0.29          3.4      $     0.93      $    0.79        17.7
                                              ===========    ===========                   ==========      =========

(1) The consolidated pro forma statements give retroactive effect as though the acquisition of U S WEST, Inc. by Qwest Communications International Inc. (the "Merger") had occurred as of the beginning of the periods presented. Shares outstanding and earnings per share have been restated to give retroactive effect to the exchange ratio effected in the Merger. In addition, results have been adjusted to eliminate the impacts of non-recurring items, such as merger costs, asset write-offs and impairments, gains/losses on the sale of investments and fixed assets, change in the market value of investments, one-time litigation charges, elimination of in-region long-distance activity and elimination of Qwest construction activity. The results have also been adjusted to reflect the change in accounting principle to recognize revenue and expenses for directory publishing under the "point of publication method" from the "amortization method" as if the change in accounting principle had been adopted as of January 1, 1999. The Merger has been accounted for as a purchase transaction. The purchase price allocation is preliminary and is subject to change. Accordingly, net earnings and earnings per share are subject to change. Certain reclassifications have been made to prior periods to conform to the current presentation.

(2) Diluted cash earnings per share represent diluted earnings per share adjusted to add back the after- tax amortization of goodwill and other intangible assets resulting from the Merger.

                                  Attachment B

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)



                                                   September 30,    June 30,
IN MILLIONS                                            2000           2000
-------------------------------------------        ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents                        $        417   $        900
  Accounts receivable - net                               4,236          3,832
  Inventories and supplies                                  252            322
  Prepaid and other                                         841            750
                                                   ------------   ------------

    Total current assets                                  5,746          5,804

Property, plant and equipment - net                      23,840         23,627
Goodwill and intangibles - net                           39,748         36,941
Other assets - net                                        2,754          3,476
                                                   ------------   ------------

    Total assets                                   $     72,088   $     69,848
                                                   ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt                                  $      2,795   $      4,736
  Accounts payable                                        1,842          1,820
  Accrued expenses and other current liabilities          4,086          2,741
  Advance billings and deposits                             377            414
                                                   ------------   ------------

    Total current liabilities                             9,100          9,711


Long-term debt                                           15,560         13,429
Postretirement and other postemployment
 benefit obligations                                      2,668          2,823
Deferred taxes, credits and other                         3,468          2,495

Stockholders' equity                                     41,292         41,390
                                                   ------------   ------------

    Total liabilities and
      stockholders' equity                         $     72,088   $     69,848
                                                   ============   ============

                                                Attachment C

                                  QWEST COMMUNICATIONS INTERNATIONAL INC.
                                         SELECTED CONSOLIDATED DATA
                                                 1999-2000

                                                            As of and for the
                                                             Quarter Ended
                                                             September 30,
                                                ---------------------------------------          %
                                                      2000                   1999              Change
                                                -----------------     -----------------   ----------------
DSL (in 14 state region):
  Subscribers (thousands)                                    213                    80             166.3%
  DSL Equipped Central Offices                               285                   237              20.3%
  Subscribers per Equipped Central Office                    748                   338             121.3%

Wireless/PCS
  Revenues (millions)(1)                                    $121                   $65              86.2%
  Subscribers (thousands)                                    691                   344             100.9%
  ARPU (dollars)                                             $55                   $58              (5.2%)
  Penetration                                               4.22%                 2.50%             68.8%

Capital Expenditures (millions)(2)                        $2,079                $1,474              41.0%

Voice Grade Equivalent Access Lines (000):
  Business                                                26,970                20,257              33.1%
  Consumer                                                12,576                12,070               4.2%
                                                ----------------      ----------------    --------------
      Total Voice Grade Equivalent                        39,546                32,327              22.3%
                                                ================      ================    ==============



                                                    Nine months ended September 30,
                                                ---------------------------------------           %
                                                       2000                     1999            Change
                                                -----------------     -----------------   ----------------
  (1) Revenues (millions)                                    $346                  $158              119.0%

  (2) Capital Expenditures (millions)                      $6,751                $4,006               68.5%